Exhibit 99.1

Contact:	Anthony Farina
302-773-4418
Anthony.R.Farina@dupont.com

Patrick J. Ward Elected to DuPont Board of Directors
CFO of Cummins Inc. Brings Strong Financial Expertise
WILMINGTON, Del., Sept. 3, 2013 - DuPont today announced that Patrick J. Ward, chief financial officer and vice president of Cummins Inc., was elected to its board of directors. Mr. Ward's election is effective Oct. 23.

"Pat is an accomplished global business leader who possesses tremendous financial expertise and experience," said DuPont Chair and CEO Ellen Kullman. "We look forward to the wealth of knowledge and insight that Pat will bring to the DuPont board."

Mr. Ward, 50, has served since 2008 as CFO for Cummins Inc., a global power leader that designs, manufactures, distributes and services engines and related technologies. He has held a broad range of financial leadership positions since joining Cummins in 1987, including serving as vice president, engine business controller, from 2005-08 and executive director, power generation business controller, from 2003-05.

Mr. Ward is a graduate of the Dundee College of Commerce in Scotland and he earned his master's degree from Strathclyde Graduate Business School also in Scotland.

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.
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9/3/13

E. I. du Pont de Nemours and Company